Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results

for the Second Quarter of 2008

CAMBRIDGE, MA — July 24, 2008 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today announced its financial results for the second quarter and six months ended June 30, 2008.

For the second quarter of 2008, the Company reported a net loss of $15.0 million, compared with a net loss of $18.8 million for the same period last year.  For the six months ended June 30, 2008, the Company reported a net loss of $28.3 million compared with a net loss of $35.7 million in the same period of 2007.  At June 30, 2008, the Company held cash and marketable securities of $109.4 million, compared with $135.9 million at December 31, 2007.

“A highlight of the second quarter was the receipt of written guidance from the FDA that clarified our path forward for M-Enoxaparin,” commented Craig A. Wheeler, President and Chief Executive Officer.  “This news was followed more recently by the announcement earlier this month that the FDA has accepted for review the ANDA filed by our development partner, Sandoz, for M356, a generic version of Copaxone®.  We are very pleased by this outcome and view it as a significant technical and regulatory accomplishment for Momenta.”

Revenue for the second quarter of 2008 was $3.6 million, compared to $4.2 million for the second quarter of 2007.  For the six months ended June 30, 2008, revenue was $7.7 million, compared to $6.4 million in the same period of 2007.  The decrease in revenue from the second quarter of 2007 compared to the second quarter of 2008 was due to the timing of development expenditures reimbursable under the Company’s collaborations with Sandoz, an affiliate of Novartis AG. The increase in revenue for the six months ended June 30, 2008 compared to the same period in 2007 was the result of increased amortization income.

Research and development expenses for the second quarter of 2008 were $12.9 million, compared to $17.0 million for the same period in 2007.  For the six months ended June 30, 2008, research and development expenses were $25.9 million, compared to $30.8 million in the comparable period in 2007.  The decreases in research and development expenses were primarily due to decreases in manufacturing and process development costs and research conducted by third parties in support of our M356, M-Enoxaparin and M118 programs.

General and administrative expenses for the second quarter of 2008 totaled $6.3 million, compared with $8.0 million for the same period in 2007.  For the six months ended June 30, 2008, general and administrative expenses were $12.1 million, compared to $15.7 million in the same period in 2007.  The decreases in general and administrative expenses were primarily due decreases in stock-based compensation and a reduction in professional fees and other legal expenses.

Conference Call Information

Management will host a conference call on Thursday, July 24, 2008 at 10:00 am EDT to discuss these results and provide an update on the Company.  To access the call, please dial (877) 440-5785 (domestic) or (719) 325-4858 (international) prior to the scheduled conference call time and provide the access code 4275126.  A replay of the call will be available approximately two hours after the call and will be accessible through August 7, 2008.  To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and provide the access code 4275126.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through August 31, 2008.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs. Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the impact of the FDA’s guidance related to the ANDA for M-Enoxaparin may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trade names and service marks are the property of Momenta Pharmaceuticals, Inc. Other trademarks or service marks appearing in this press release are the property of their respective owners and are not the property of Momenta Pharmaceuticals, Inc. or its subsidiaries.

MOMENTA PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2008	December 31, 2007
Assets
Cash and marketable securities	$109,375	$135,937
Restricted cash	1,778	1,778
Other assets	22,699	30,583
Total assets	$133,852	$168,298

Liabilities and Stockholders’ Equity
Current liabilities	$14,009	$22,412
Other liabilities	15,988	18,346
Stockholders’ equity	103,855	127,540
Total liabilities and stockholders’ equity	$133,852	$168,298

MOMENTA PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Collaboration revenue	$3,563	$4,175	$7,714	$6,417
Operating expenses:
Research and development*	12,938	16,986	25,851	30,757
General and administrative*	6,326	8,006	12,107	15,710
Total operating expenses	19,264	24,992	37,958	46,467
Loss from operations	(15,701)	(20,817)	(30,244)	(40,050)
Other income, net	731	2,058	1,935	4,328
Net loss	$(14,970)	$(18,759)	$(28,309)	$(35,722)
Basic and diluted net loss per share	$(0.42)	$(0.53)	$(0.79)	$(1.00)
Shares used in computing basic and diluted net loss per share	35,773	35,613	35,756	35,599

*Includes stock-based compensation of the following:
Research and development	$942	$1,262	$1,678	$2,508
General and administrative	$1,609	$2,176	$2,876	$4,445

Contact:
Beverly Holley
Momenta Pharmaceuticals, Inc.
617-395-5189